Exhibit 99.1

GeoVax Reports 2018 Second Quarter Financial Results

and Provides Corporate Update

ATLANTA, GA, August 7, 2018 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines using its novel viral vector platform technology, announced its financial results for the quarter ended June 30, 2018, and provided an overview of recent accomplishments for its research and development programs.

Robert T. McNally Ph.D., GeoVax President and CEO, commented, “We continue to push forward our vaccine development efforts on multiple fronts with several infectious disease targets as well as cancer. Our programs are facilitated through grants from government agencies such as the National Institute of Allergy and Infectious Diseases (NIAID) and the Centers for Disease Control and Prevention, and collaborations with academic and research institutions including the HIV Vaccine Trials Network (HVTN), Emory University, University of Pittsburgh, Georgia State University, the Burnet Institute (Australia), the Institute for Human Virology at the University of Maryland, The Scripps Research Institute, and the University of Texas Medical Branch. Our corporate collaborators include American Gene Technologies International, Inc., CaroGen Corporation, Vaxeal Holding SA, and ViaMune, Inc.”

Dr. McNally continued, “A few of our highlights so far during 2018 include:

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Lassa Fever Vaccine. NIAID awarded us a Fast-Track Phase I/II SBIR grant to advance our Lassa Fever vaccine. The $300,000 initial grant is for Phase I of the project, with an anticipated total project budget of up to $1.9 million. This grant is enabling preclinical testing of our vaccine candidates in preparation for human clinical trials. The work is being performed in collaboration with the Institute of Human Virology at the University of Maryland, The Scripps Research Institute, and the University of Texas Medical Branch.

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Zika Vaccine. NIAID awarded us a $300,000 SBIR grant for the second year of the project to advance development of our Zika vaccine. This grant is supporting advanced preclinical testing in non-human primates in preparation for human clinical trials.

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HIV Program. Our preventive HIV vaccine program continued with clinical trial support from NIAID and the next trial expected to commence later this year or in early 2019. Our collaboration with American Gene Technologies International, Inc. (AGT) for use of our vaccine in combination with AGT’s gene therapy for development of a functional cure for HIV is on track to enter a Phase 1 trial sponsored by AGT. AGT’s latest estimate is that the trial will begin during the first quarter of 2019.

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Oncology Program. We began a collaboration with Vaxeal Holding SA, expanding our cancer vaccine program to include the design, construction, characterization and animal testing of vaccine candidates using our MVA-VLP vaccine platform with Vaxeal’s proprietary designed genetic sequences. This project is complementary to our ongoing collaboration with ViaMune, Inc. for co-developing cancer immunotherapies. In parallel, we are collaborating with the University of Pittsburgh and their Distinguished Professor, Dr. Olja Finn, using combined technologies for abnormal MUC1 secreting tumors.

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Hepatitis B Program. We began a collaboration with CaroGen Corporation for the development of a combination immunotherapy treatment for chronic hepatitis B virus (HBV) infection. This project includes testing our MVA-VLP-HBV vaccine candidate in combination with CaroGen’s HBV Virus-like Vesicles (VLVs) vaccine candidate in prophylactic and therapeutic animal models of HBV infection. Currently data is being compiled for GeoVax’s own HBV vaccine design being tested in animal models at Georgia State University.

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HPV/HNC Program. We began a collaboration with Dr. Rafi Ahmed at the Emory University Vaccine Center for development of a therapeutic vaccine for human papillomavirus (HPV) infection, with a specific focus on head and neck cancer (HNC).

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Ebola Vaccine. We published excellent results from a rigorous preclinical study of our Ebola vaccine in the peer-reviewed open access journal Scientific Reports by Nature Research. In this study, we demonstrated 100% single-dose protection provided by our vaccine to rhesus macaques challenged with a lethal dose of Ebola virus. The article can be viewed at www.nature.com/articles/s41598-017-19041-y.

●	Malaria Vaccine. We continued work on our malaria vaccine program in collaboration with the Burnet Institute in Australia with very encouraging preclinical proof of concept immunogenicity data.
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Scientific Conferences. We continued to attend and present at various scientific conferences including the ChinaBio Partnering Forum at the 36th Annual J.P. Morgan Healthcare Conference, WHO consultation for Ebola/Marburg viruses as part of the WHO’s research and development (R&D) roadmaps process for priority diseases, American Society for Microbiology (ASM) Biothreats conference, the World Vaccine Congress, the National Foundation for Infectious Diseases (NFID) Annual Conference on Vaccinology Research, the ASM Microbe conference, and the American Society for Virology Annual Meeting. These venues provide valuable networking opportunities to bring our technologies to the attention of the broader scientific community and to potential collaborators and partners. During the World Vaccine Congress, we were proud to have our work recognized by our peers through winning the “Best Biotech” Vaccine Industry Excellence (VIE) Award. We were also a finalist for the “Best Prophylactic Vaccine” VIE Award for our Zika vaccine. Furthermore, during the BIO International Convention, we were a finalist for the Pipelines of Promise award.

Dr. McNally concluded, “In summary, I am pleased with the progress we are making, and our entire team is excited about the prospects for our technology pipeline. I look forward to sharing additional news with you in the coming months. I encourage our shareholders and other interested parties to visit our website (www.geovax.com) or follow us on LinkedIn (www.linkedin.com/company/geovax-inc-/) or Twitter (@Geovax_News) for periodic updates. You can also send a note to the Company at info@geovax.com to request to be added to our email distribution list for upcoming press releases.”

Financial Review

GeoVax reported a net loss of $637,043 (less than $0.01 per share) for the three months ended June 30, 2018, compared to $516,881 ($0.01 per share) for the same period in 2017. For the six months ended June 30, 2018, the Company’s net loss was $1,258,856 ($0.01 per share) as compared to $1,065,222 ($0.02 per share) in 2017.

The Company reported grant and collaboration revenues of $93,265 and $314,564 for the three-month and six-month periods of 2018, respectively, as compared to $352,137 and $647,872 reported for the comparable periods of 2017. As of June 30, 2018, there is $771,951 in approved grant funds remaining and available for use.

Research and development (R&D) expenses were $372,202 and $859,196 for the three-month and six- month periods of 2018, respectively, as compared to $518,098 and $1,069,893 for the comparable periods of 2017. R&D expenses include reimbursable costs funded by NIAID grants, so much of the variance between the periods relates to the timing of external expenditures associated with the grants.

General and administrative (G&A) expenses were $359,197 and $716,425 for the three-month and six-month periods of 2018, respectively, as compared to $352,191 and $644,858 for the comparable periods of 2017. The increase in G&A expense for the six-month period ended June 30, 2018, as compared to 2017, is mostly attributable to stock-based compensation expense associated with common stock issued for investment banking fees.

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GeoVax reported cash balances of $190,969 at June 30, 2018, as compared to $312,727 at December 31, 2017. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

About GeoVax

GeoVax Labs, Inc., is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. GeoVax was the winner of the 2018 “Best Biotech” Vaccine Industry Excellence Awards, a finalist for the 2018 “Best Prophylactic Vaccine” Award for its Zika vaccine at the World Vaccine Congress, as well as a finalist for Pipelines of Promise at Buzz of Bio 2018. The Company’s development programs are focused on vaccines against HIV, Zika, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) and malaria. GeoVax also is evaluating the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent targeted infections in humans, GeoVax’s vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

Contact:

Robert T. McNally, Ph.D.

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Grant and collaboration revenue	$93	$352	$315	$648

Operating expenses:
Research and development	372	518	859	1,070
General and administrative	359	352	717	645
	731	870	1,576	1,715
Loss from operations	(638)	(518)	(1,261)	(1,067)
Other income (expense), net	1	1	2	2

Net loss	$(637)	$(517)	$(1,259)	$(1,065)

Loss per common share	$(0.00)	$(0.01)	$(0.01)	$(0.02)

GEOVAX LABS, INC.
Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	June 30,	Dec. 31,
	2018	2017
Assets:
Cash and cash equivalents	$191	$313
Other current assets	148	135
Total current assets	339	448

Property, net	21	31
Other assets	11	11
Total assets	$371	$490

Liabilities and stockholders’ equity (deficiency)
Current liabilities	$1,068	$811
Note payable, net of current portion	46	-
Stockholders’ equity (deficiency)	(743)	(321)
Total liabilities and stockholders’ equity (deficiency)	$371	$490

Common shares outstanding	164,737	106,737

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